                            SCHEDULE 14A INFORMATION

              Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
240.14a-12

                          Harken Energy Corporation
--------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)

                          Harken Energy Corporation
--------------------------------------------------------------------------------
                 (Name of Persons(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     ---------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

     ---------------------------------------------------------------

     (4)  Date Filed:

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
                           HARKEN ENERGY CORPORATION
                     5605 N. MACARTHUR BOULEVARD, SUITE 400
                              IRVING, TEXAS  75038

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 9, 1997

         Notice is hereby given that the Annual Meeting of Stockholders (the "Annual Meeting") of Harken Energy Corporation, a Delaware corporation ("Harken"), will be held at the Omni Dallas Hotel, 1590 LBJ Freeway, Dallas, Texas 75234, on Monday, June 9, 1997, at 11:00 a.m., local time, for the following purposes:

         (1) To elect two Class A Directors of Harken to hold office in accordance with Harken's Certificate of Incorporation until the 2000 Annual Meeting of Stockholders and until their respective successors shall be duly elected and qualified; and

         (2) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

         The Board of Directors has fixed the close of business on April 15, 1997 as the date of record for determining the stockholders entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting and any adjournment or postponement thereof.

         Harken's Annual Report on Form 10-K, a Proxy Statement containing information relating to the matters to be acted upon at the Annual Meeting and a form of Proxy accompany this Notice.

         You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. Your vote is important. The giving of such proxy does not affect your right to revoke it later or vote your shares in person if you should attend the Annual Meeting.

                                        By Order of the Board of Directors




                                        Larry E. Cummings
                                        Secretary

Irving, Texas
April 25, 1997

                           HARKEN ENERGY CORPORATION
                     5605 N. MACARTHUR BOULEVARD, SUITE 400
                              IRVING, TEXAS  75038


                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 9, 1997


                            SOLICITATION OF PROXIES

         The accompanying proxy is solicited on behalf of the Board of Directors of Harken Energy Corporation, a Delaware corporation ("Harken"), in connection with the Annual Meeting of Stockholders (the "Annual Meeting"), which will be held at the Omni Dallas Hotel, 1590 LBJ Freeway, Dallas, Texas 75234 on Monday, June 9, 1997, at 11:00 a.m., local time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying notice. This Proxy Statement and the accompanying Proxy will first be mailed to stockholders of record on or about April 25, 1997.


                       RECORD DATE AND VOTING SECURITIES

         The Board of Directors has fixed the close of business on April 15, 1997 as the Record Date (herein so called) for determining the holders of common stock, $.01 par value per share, of Harken ("Common Stock") entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting. The shares of Common Stock are the only shares of capital stock entitled to vote at the Annual Meeting. On April 15, 1997, Harken had 104,058,246 shares of Common Stock outstanding.


                               QUORUM AND VOTING

         The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. If a quorum is not present or represented by proxy, the stockholders entitled to vote thereat, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally called.

         In the election of Directors, each holder of Common Stock will be entitled to cumulate his or her votes by voting the total number of shares of Common Stock held by such stockholder at the close of business on April 15, 1997 multiplied by the number of Directors to be elected, as such stockholder may see fit. Any holder of Common Stock who intends to cumulate his or her votes is required to give written notice of such intention to the Secretary of Harken on or before the day preceding the election at which such holder intends to cumulate his or her votes. Notice may be given on the Proxy. All holders of Common Stock may cumulate their votes if any holder has given such written notice. Discretionary authority to cumulate votes is not being solicited. On any other matters submitted to a vote of the stockholders at the Annual Meeting or any adjournment thereof, each stockholder will be entitled to one vote for each share of Common Stock owned of record by such stockholder at the close of business on April 15, 1997.

                      ACTIONS TO BE TAKEN UNDER THE PROXY

         Proxies which are properly executed and returned will be voted at the meeting and any adjournment thereof in accordance with the instructions thereon. Any proxy upon which no instructions have been indicated with respect to a specified matter will be voted as follows:

    FOR election of management's two Class A Directors to serve until 2000.

         Each of the nominees for election as directors has agreed to serve if elected. Harken knows of no reason why either of the nominees for election as directors would be unable to serve. Should either or both of the nominees be unable to serve, all proxies returned to Harken will be voted in accordance with the best judgement of the persons named as proxies except where a contrary instruction is given.

         Harken knows of no other matters, other than those stated above, to be presented for consideration at the Annual Meeting. If, however, other matters properly come before the meeting or any adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgement on any such matters. The persons named in the accompanying proxy may also, if it is deemed advisable, vote such proxy to adjourn the meeting from time to time.


                               PROXY SOLICITATION

         The expense of the solicitation of proxies will be borne by Harken. Solicitation of proxies may be made in person or by mail, telephone or telegraph by directors, executive officers and other employees of Harken. Harken will request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of Common Stock held of record by such persons, and Harken will reimburse such entities for their reasonable out-of-pocket expenses. Harken has retained the services of ChaseMellon Shareholder Services to solicit proxies by mail, telephone, telegraph or personal contact. The estimated cost of the professional solicitation will be approximately $5,000 plus out-of-pocket expenses.


                              REVOCATION OF PROXY

         Any stockholder returning the accompanying proxy may revoke such proxy at any time prior to its exercise (a) by giving written notice to the Secretary of Harken of such revocation; (b) by voting in person at the meeting; or (c) by executing and delivering to the Secretary of Harken a later dated proxy.

                     PROPOSAL ONE:   ELECTION OF DIRECTORS

         The number of directors constituting the full Board of Directors of Harken has been established as eight (8) in accordance with Harken's Bylaws. The Certificate of Incorporation provides that the Board of Directors be divided into Classes A, B and C, with staggered terms of three (3) years each. Two Class A Directors will be elected at the Annual Meeting to hold office until the 2000 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

NOMINEES FOR ELECTION AS CLASS A DIRECTORS:

                                                                            DIRECTOR
                  NAME, AGE AND BUSINESS EXPERIENCE                           SINCE
                  ---------------------------------                         --------
 MIKEL D. FAULKNER (Age - 47) - Chairman of the Board of Harken               1982
 since February 1991; CEO of Harken since 1982, and President of
 Harken from 1982 until February 1993.

 BRUCE N. HUFF (Age - 46) - Senior Vice President and Chief                   1996
 Financial Officer of Harken since 1990.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MESSRS. FAULKNER AND HUFF TO THE BOARD OF DIRECTORS.

DIRECTORS CONTINUING IN OFFICE:

                                                                            DIRECTOR              TERM
                  NAME, AGE AND BUSINESS EXPERIENCE                           SINCE              EXPIRES
                  ---------------------------------                         --------             -------
 MICHAEL M. AMEEN, JR. (Age - 73) - From 1989 to present Mr. Ameen            1994                1998
 has served as a part time consultant to Harken with regard to
 Middle Eastern exploration projects; Independent Consultant on
 Middle East Affairs for the past six years; Director of Anera (a charitable organization); Director of Amideast (a charitable organization); Director of Middle East Institute.

 MICHAEL R. EISENSON (Age - 41) - From 1986 to present, President             1987                1998
 and Chief Executive Officer of Harvard Private Capital Group,
 Inc., the wholly-owned subsidiary of Harvard Management Company,
 Inc., which manages the private equity and real estate portfolios of the Harvard University endowment fund.  Director of ImmunoGen,
 Inc., a biopharmaceutical company; Director of NHP Incorporated, a property management company; Director of Playtex Products,
 Inc., a consumer products company; Director of Somatix Therapy
 Corporation, a biopharmaceutical company; and Director of United
 Auto Group, Inc., an auto dealership consolidator and retailer.

 DONALD W. RAYMOND (Age - 59) - Consultant to Harken from February            1993                1999
 1993 to August 1995; Chairman, CFO and Treasurer of Chuska
 Resources Corporation from 1988 to February 1993; Chairman of
 Sireen Oil, Inc. from 1984 to present

 RICHARD H. SCHROEDER (Age - 52) - President of Harken from March             1994                1999
 11, 1994 to present; President and owner of RHS Management, a consulting firm, from November 1990 to March 1994; President of
 Rosewood Resources, Inc. from January 1983 to November 1990.

                                                                            DIRECTOR              TERM
                  NAME, AGE AND BUSINESS EXPERIENCE                           SINCE              EXPIRES
                  ---------------------------------                         --------             -------
 HOBART A. SMITH (Age - 60) - From June 1991 to present, Mr. Smith            1997                1998
 has served as a consultant to Smith International Inc., an oil field service company; previously Mr. Smith served as Vice
 President Customer Relations for Smith International, Inc.;
 Director of Bonray Drilling Corp.

 GARY B. WOOD, PH.D. (Age - 47) - Founder and Chief Executive                 1995                1999
 Officer of Concorde Financial Corporation, a registered
 investment advisor from 1981 to the present; Founder and Chairman of OmniMed Corporation, a health care and medical technology investment and management company from 1982 to the present;
 Chairman of Positron Corporation, Alpha Holdings and
 International Hospital Corporation, and Director of the Baylor
 Research Institute,  The Health Industry Council and Concorde
 Funds, Inc.

VOTE REQUIRED TO BE ELECTED AS A DIRECTOR

         To be elected a Director, each nominee must receive the affirmative vote of a plurality of the votes duly cast at the Annual Meeting.


                       DIRECTORS' MEETINGS AND COMMITTEES

         During 1996, the Board of Directors held six meetings, which included two regularly scheduled meetings and four special meetings. The Board of Directors also acted by written consent four times. The Board of Directors has standing Audit and Compensation Committees. During 1996, the Audit Committee, then comprised of Talat Othman and Edwin Kettenbrink, held one meeting and reviewed the financial statements of Harken and received reports and other communications from Harken's independent auditors. Following the resignation of Messrs. Othman and Kettenbrink from the Board of Directors, in January 1997, Messrs. Ameen and Smith were appointed to the Audit Committee. During 1996, the Compensation Committee, comprised of Messrs. Eisenson and Raymond, held two meetings, and acted by written consent twice. The Compensation Committee is responsible for selecting parties eligible for grants of stock options, for making and setting terms for such grants and for setting compensation for the executive officers of Harken and its subsidiaries.

         Harken does not have a Nominating Committee. Nominations for directors of Harken are considered by the entire Board. Stockholders wishing to recommend a candidate for consideration by the Board can do so in writing to the Secretary of Harken at its corporate offices in Irving, Texas, giving the candidate's name, biographical data and qualifications. Any such recommendation must be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director.

         During 1996, each current member of the Board of Directors attended or acted upon at least seventy-five percent (75%) of (i) the meetings of the Board of Directors (held during the period during which he was a Director), and (ii) the meetings of the committees on which he served (held during the periods that he served on such committees).

                           COMPENSATION OF DIRECTORS

         During 1996, each Director who was not also an officer, employee or full-time consultant of Harken received a director's fee for each meeting of the Board of Directors or one of its committees which he attended in person in the amount of $2,000. The aggregate amount paid to each Director during 1996 pursuant to such arrangement was $4,000, except for Mr. Eisenson, who is unable to accept personally such Director compensation in accordance with the internal policies of Harvard Management Company. Mr. Eisenson's director fees of $6,000 were paid directly to Harvard Management Company. Directors who were also officers, employees or full-time consultants of Harken received no separate compensation for service as Directors.

         In January 1997, the Board of Directors approved a new compensation plan for its non-employee Directors. Pursuant to this plan, Harken will pay to each non-employee Director an annual retainer of $10,000 plus $2,500 for each committee on which the Director serves. Non-employee Directors would not receive any additional fees for meetings attended. In addition, each non-employee Director would be granted options to purchase Common Stock. Each non-employee Director would receive options to purchase 25,000 shares of Common Stock less the number of shares underlying any existing stock options. All options granted to non-employee directors would be issued at the market price of the Common Stock on the date of the grant and all options would vest over a period of four years, 25% per year. On February 1, 1997, Messrs. Ameen, Raymond, Smith and Wood were granted options to purchase 20,000, 25,000, 25,000 and 15,000 shares of Common Stock, respectively, each with an exercise price of $3.56 per share, the market price of the Common Stock on such date.

           CERTAIN MATTERS INVOLVING DIRECTORS AND EXECUTIVE OFFICERS

         In September 1989, Harken's Board of Directors approved a loan to Mikel D. Faulkner, Chief Executive Officer and a director of Harken, in the amount of $520,000. The loan bore interest at the Broker Loan Rate plus 1/2% and was due October 2, 1999. The loan was secured by vested stock options to purchase 266,790 shares of Common Stock at an exercise price of $1.00 per share. During 1994, an agreement was reached with Mr. Faulkner whereby the loan, together with accrued interest, was scheduled to be forgiven equally over three equal installments in April 1994, July 1995 and December 1996 contingent upon Mr. Faulkner remaining employed with Harken through the date of each such installment. In addition, the expiration date of the stock options held as security for such loan was extended until March 11, 2001. During 1996, the largest amount of indebtedness under this loan was $173,333, and as of December 1996 the full amount of this loan was forgiven.

         Mr. Ameen has served as a part-time consultant to Harken under a Consulting Agreement since 1989. The Consulting Agreement was entered into prior to Mr. Ameen becoming a Director of Harken and was the result of
arms-length negotiations.   Mr. Ameen primarily consults with Harken concerning
Harken's operations in Bahrain and/ or other Middle East projects and related matters. During 1996 Mr. Ameen was paid a total of $17,007 in consulting fees pursuant to such arrangement.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth certain information regarding the compensation paid during fiscal years 1996, 1995 and 1994 to Harken's Chief Executive Officer and Harken's four most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                         Annual Compensation                      Long Term Compensation
                            ---------------------------------------------    -------------------------------
                                                                                Securities
Name and Principal          Fiscal                           Other Annual       Underlying        All Other
Position                     Year      Salary       Bonus    Compensation    Options/SAR's(#)   Compensation
-------------------------   ------   ----------   --------   ------------    ----------------   ------------
Mikel D. Faulkner            1996    $170,000     $60,000    $186,175 (1)        550,000             --
Chairman and Chief           1995    $150,000          --    $182,239            325,000             --
Executive Officer            1994    $155,938          --    $179,899            325,000             --

Richard H. Schroeder         1996    $170,000     $60,000    $  9,875 (2)        350,000             --
President and Chief          1995    $150,000          --    $  9,598            275,000             --
Operating Officer            1994    $120,581(6)       --    $  4,400            400,000             --

Bruce N. Huff                1996    $150,000     $27,000    $  8,266 (3)        150,000             --
Sr. Vice President and       1995    $135,000          --    $  2,596            100,000             --
Chief Financial Officer      1994    $135,000          --    $  2,596            225,000             --

Stephen C. Voss              1996    $110,667     $20,000    $  9,921 (4)        150,000             --
Sr. Vice President           1995    $102,000          --    $  3,276            100,000             --
                             1994    $102,000          --    $  2,984            225,000             --

Larry E. Cummings            1996    $108,750     $10,000    $  2,375 (5)         60,000             --
Vice President, Secretary    1995    $105,000          --    $  2,310             20,000             --
and General Counsel          1994    $105,000          --    $  2,310             75,000             --

______________________

(1) Includes $7,198 relating to use of a company car, $3,269 for unused sick leave and vacation, $2,375 of 401(k) matching and $173,333 of debt forgiveness.
(2) Includes $7,500 related to a car allowance and $2,375 of 401(k) matching.
(3) Includes $4,500 related to a car allowance, $1,170 of 401(k) matching and $2,596 for unused sick leave and vacation.
(4) Includes 401(k) matching of $2,375 and $7,546 relating to a car allowance.
(5)      Represents 401(k) matching.
(6) Represents compensation received during 1994 beginning on Mr. Schroeder's date of hire on March 11, 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                Number of          % of Total
                                Securities        Options/SAR's
                                Underlying         Granted to         Exercise                     Grant Date
                              Options/SAR's       Employees in         Basis        Expiration      Present
           Name                  Granted           Fiscal Year         Price           Date         Value(1)
------------------------      -------------       -------------       --------      ----------     ----------
 Mikel D. Faulkner               390,000              22.4%           $3.000         10/01/06        $537,322
                                 160,000               9.2%           $3.000         10/14/06        $190,151

 Richard H. Schroeder            250,000              14.4%           $3.000         10/01/06        $344,437
                                 100,000               5.7%           $3.000         10/14/06        $118,845

 Bruce N. Huff                   100,000               5.7%           $3.000         10/01/06        $137,775
                                  50,000               2.9%           $3.000         10/14/06         $59,422

 Stephen C. Voss                 100,000               5.7%           $3.000         10/01/06        $137,775
                                  50,000               2.9%           $3.000         10/14/06         $59,422

 Larry E. Cummings                60,000               3.4%           $3.000         10/14/06         $71,307

__________________________

(1) The grant date present value of these options was calculated based upon the Black-Scholes valuation method which calculated such present value as $1.38 per option with respect to the October 1, 1996 grants and $1.19 per option with respect to the October 14, 1996 grants.
         This analysis took into consideration the grant date market price of the Common Stock of $2.75 per share on October 1, 1996 and $2.50 on October 14, 1996, an assumed four year life of such options and a risk free rate of return of 6%.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                        Number of Securities         Value of Unexercised
                                                       Underlying Unexercised            In-The-Money
                          Number of                       Options/SAR's at              Option/SAR's at
                         Shares/SAR's                      Fiscal Year End            Fiscal Year End (1)
                         Acquired on      Value      ---------------------------   --------------------------
         Name              Exercise      Realized    Exercisable   Unexercisable   Exercisable  Unexercisable
-----------------------  ------------    -------     -----------   -------------   -----------  -------------
 Mikel D. Faulkner           ---           ---         559,992        956,250         $931,954       $507,812

 Richard H. Schroeder        ---           ---         268,750        756,250         $393,750       $531,250

 Bruce N. Huff               ---           ---         187,500        337,500         $207,813       $257,812

 Stephen C. Voss             ---           ---         177,500        337,500         $207,813       $257,812

 Larry E. Cummings           ---           ---         152,564        112,500         $264,643        $75,938


__________________________

(1) The closing price for the Common Stock as reported on the American Stock Exchange as of December 31, 1996 was $3.00. Value was calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Common Stock underlying the option.

                        COMPENSATION COMMITTEE REPORT ON
                             EXECUTIVE COMPENSATION

         The Compensation Committee of the Board of Directors (the "Committee"), which is composed of two independent non-employee directors, develops and oversees Harken's executive compensation strategy. The strategy is implemented through policies and programs designed to support the achievement of Harken's business objectives and the enhancement of stockholder value. The Committee reviews on an ongoing basis all aspects of executive compensation. The Committee regularly reports to the Board of Directors on all items of compensation.

         The Committee's executive compensation policies and programs support the following objectives:

         o To offer compensation opportunities that attract high quality individuals to Harken, motivates them to perform at their highest levels and rewards them for outstanding achievement.

         o To align management's compensation with the annual and long-term performance of Harken.

         o To maintain a significant portion of management's total compensation at risk, tied primarily to the creation of stockholder value.

         The basic elements of Harken's executive compensation strategy are:

         Base salary. The Committee annually reviews each executive's base salary. In establishing annual compensation for executive officers, the Compensation Committee takes into consideration many factors in making a determination of aggregate compensation. Such factors during 1996 included:
(i) the financial results of Harken during the prior year; (ii) the performance of the Common Stock in the public market; (iii) prior compensation paid to such executives over the past five years; (iv) compensation of executive officers employed by companies comparable to Harken; (v) the achievements of management in completing significant projects during the year; and (vi) management's dedication and commitment in support of Harken. Although the Committee compares the compensation paid to Harken's executive officers with compensation paid by comparable companies, the Committee uses such comparison only as one factor in determining compensation levels for Harken's executive officers and the Committee does not set a target compensation level in comparison to the range of compensation paid by comparable companies. The Committee believes, however, that the compensation paid to Harken's executive officers is below average as compared to compensation at comparable companies. The Committee exercises its judgement based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered. Upon review of the factors described above, the Committee concluded that the management exhibited great dedication and commitment in support of Harken and made significant achievements in 1995 including the acquisition of oil and gas interest which substantially increased the Company's domestic oil and gas reserve base and the significant progress toward Harken's Colombian exploration efforts. After reviewing the above described factors and taking into account the recommendations of the Chief Executive Officer and Chief Operating Officer, the Committee set salary levels for 1996. Cash compensation for 1996 were set, on average, 10% higher than 1995 levels.

         Cash bonuses. The Committee annually determines cash bonus levels based upon the same factors considered when setting each executive's base salary. In 1995, cash bonuses ranged from 9% of base salary to 35% of base salary.

         Long-term incentive compensation. Harken's long-term incentive compensation consists of Harken Stock Option Plans.

         The Committee views the granting of stock options and restricted stock awards as a significant method of aligning management's long-term interests with those of the stockholders. The Committee encourages executives, individually and collectively, to maintain a long-term ownership position in
Harken's Common Stock.   The

Committee determines awards to executives based on its evaluation of criteria that include responsibilities, compensation, past and expected contributions to the achievement of Harken's long-term performance goals, and current practices of comparable companies. The exercise price of all stock options granted in 1996 was at or above the closing price of Common Stock on the date of grant and all stock options vest incrementally over a four year period. Restricted stock grants are used selectively to attract and retain executives and to recognize outstanding performance, however, no restricted stock awards were made in 1996.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         Mr. Mikel D. Faulkner is the Chief Executive Officer and Chairman of the Board of Harken. The Committee considered Harken's strong performance in 1995 in its annual review of Mr. Faulkner's compensation.

         The Committee took note of the fact that Harken made significant progress in 1995 towards implementing its overall business strategy. Specifically, Harken completed several acquisitions of oil and gas properties in 1995 which increased Harken's domestic oil and gas reserve base and made significant progress in its Colombian exploration efforts.

         The Committee increased Mr. Faulkner's base salary for 1996 13.3% over his base salary for 1995, and a cash bonus of $60,000 was granted to Mr. Faulkner. The Committee also granted Mr. Faulkner options to purchase 550,000 shares of Common Stock, which vest in equal increments over a four year period. In granting options to Mr. Faulkner, the Committee took into consideration the amount and terms of the options already held by Mr. Faulkner.

FEDERAL INCOME TAX CONSIDERATIONS

         In 1993, the Internal Revenue Code was amended to place a $1 million cap on the deductibility on compensation paid to individual executives of publicly held corporations. The Committee took this change into account, however, upon review of the available regulations and interpretations, decided that it would not make the deductibility of Harken's compensation for federal income tax purposes a criterion to be used in establishing compensation of the named executives during the present review cycle. The Committee took into consideration the belief that the current compensation levels of these executives would not be subject to the cap. The Committee continues to recognize that compensation should meet standards of reasonableness and necessity, which have been part of the Internal Revenue Code for many years.

                                        By:     Michael R. Eisenson
                                                Donald W. Raymond

         This foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent it shall be specifically incorporated by reference; and shall not otherwise be deemed filed under such Acts.

                        PERFORMANCE OF THE COMMON STOCK

         The following performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Harken specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

         The graph below compares the cumulative total stockholder return on the Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Index and the AMEX Natural Resources Index over the same period (assuming the investment of $100 in the Common Stock, the S&P 500 Index and the AMEX Natural Resources Index on December 31, 1991 and reinvestment of all dividends).

                                   [GRAPH]

                                                                       December 31,
                                             --------------------------------------------------------------
                                             1991        1992       1993        1994        1995       1996
                                             ----        ----       ----        ----        ----       ----
 Harken Energy Corp                          $100        $ 64       $ 25        $ 43        $ 35       $ 60
 S&P 500 Index                                100         104        112         110         147        178
 AMEX Natural Resources Index                 100          88        108         107         131        161

                           OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information regarding each person who is known by Harken to beneficially own five percent (5%) or more of the outstanding shares of Common Stock as of April 15, 1997. Unless otherwise indicated, such persons have sole voting and investment power with respect to such shares and all such shares are owned beneficially and of record by the person indicated.

                                                        AMOUNT OF BENEFICIAL
         NAME AND ADDRESS OF BENEFICIAL OWNER                 OWNERSHIP               PERCENT OF CLASS
         ------------------------------------           --------------------          ----------------
         Aeneas Venture Corporation                         7,120,823 (1)                   6.84%
         Harvard Master Trust
         Harvard-Yenching Institute
         c/o Harvard Management Company, Inc.
         600 Atlantic Ave., 26th Floor
         Boston, Massachusetts 02210-2203

         Abdullah Taha Bakhsh                               6,735,364 (2)                   6.47%
         c/o Traco International, N.V.
         P. O. Box 459
         Jeddah, Saudi Arabia

__________________________

(1) All shares of Common Stock beneficially owned by Aeneas Venture Corporation ("Aeneas"), Harvard Master Trust and Harvard-Yenching Institute have been aggregated together as such entities may be considered a group for purposes of Rule 13d-5 promulgated under the Securities and Exchange Act of 1934. Such amount also includes 25,000 shares of Common Stock issuable upon the exercise of options at an exercise price of $5.625 per share, which options were transferred to Aeneas from Michael R. Eisenson, a director of Harken, effective April 1, 1991. Aeneas is a wholly-owned subsidiary of the President and Fellows of Harvard College ("Harvard") which assists in the management of the Harvard University endowment fund. Michael Eisenson is the President and Chief Executive officer of Harvard Private Capital Group, Inc. ("HPC") which is a wholly-owned subsidiary of Harvard Management Company, Inc. ("HMC") and the investment advisor for Aeneas. Although Mr. Eisenson has primary investment responsibility for the Aeneas shares, he possesses neither sole investment nor sole voting power over the shares. Instead, Mr. Eisenson shares such authority with Jack Meyer, President and Chief Executive Officer of HMC. Investment and voting power over the Harvard Master Trust and Harvard-Yenching Institute shares is shared by Jane Mendillo, Jack Meyer and Verne Sedlacek. The basis for certain of this information is Amendment 11 to Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on January 17, 1997 by Aeneas, Harvard Master Trust and Harvard-Yenching Institute.

(2)      Includes shares of Common Stock owned of record by Traco
         International, NV ("Traco") and Atherstone Corporation NV ("Atherstone"). Traco is wholly-owned by Mr. Bakhsh, and Atherstone is indirectly owned by Mr. Bakhsh. The basis for certain of this information is Amendment 8 to Schedule 13D filed with the Commission on August 7, 1992 by Abdullah Taha Bakhsh.

SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the number of shares of Common Stock beneficially owned by each Director, each named executive officer, and all of Harken's Directors and executive officers as a group as of April 15, 1997.

                                                    NUMBER OF SHARES            PERCENT OF
                       NAME                         BENEFICIAL OWNED               CLASS
         ------------------------------            ------------------           --------
         Michael M. Ameen, Jr.                        15,250  (1)                    (2)

         Larry E. Cummings                           205,989  (3)                    (2)

         Michael R. Eisenson                       6,571,514  (4)                  6.31%

         Mikel D. Faulkner                           724,829  (5)                    (2)

         Bruce N. Huff                               268,750  (6)                    (2)

         Donald W. Raymond                           242,500                         (2)

         Richard H. Schroeder                        437,500  (6)                    (2)

         Stephen C. Voss                             258,750  (6)                    (2)

         Gary B. Wood                                109,035  (7)                    (2)

         All Directors and Executive               8,923,867  (8)                  8.42%
         Officers as a Group (13 Persons)


__________________________

(1) Includes 3,750 shares issuable upon exercise of currently exercisable options issued by Harken.

(2)      Less than one percent (1%)

(3) Includes 176,314 shares issuable upon exercise of currently exercisable options issued by Harken.

(4) Includes 6,934,492 shares of Common Stock held of record by Aeneas and 25,000 shares issuable upon exercise of options held by Aeneas.

(5) Includes 722,492 shares issuable upon exercise of currently exercisable options issued by Harken.

(6) Represents shares issuable upon exercise of currently exercisable options issued by Harken.

(7) Includes 47,858 shares owned by Concorde Financial Corporation which is 90% owned by Dr. Wood and 2,500 shares issuable upon exercise of currently exercisable options issued by Harken.

(8) Includes 1,941,806 shares issuable upon exercise of currently exercisable options issued by Harken.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         Arthur Andersen LLP has served as independent public accountants for Harken since fiscal year 1979. A representative of Arthur Andersen LLP will be invited to attend the Annual Meeting and given the opportunity to make a statement if such representative desires to do so, and, if in attendance, will be available to respond to appropriate questions.

         Harken has not selected independent public accountants for fiscal year 1997. Selection of independent public accountants for fiscal year 1997 will be made by the Board of Directors, based upon the recommendations of the Audit Committee.


     COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires Harken's Directors and executive officers, and persons who own more than ten percent of a registered class of Harken's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Harken. Directors, executive officers and greater than ten-percent stockholders are required by SEC regulations to furnish Harken with copies of all Section 16(a) forms they file.

         Based solely on its review of the copies of such forms and written representations from certain reporting persons, Harken believes that all filing requirements applicable to its Directors, executive officers and persons who own more than 10% of a registered class of Harken's equity securities have been complied with during 1996.


                 STOCKHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

         Any stockholder desiring to present a proposal to the stockholders at the 1997 Annual Meeting of Stockholders, which currently is expected to be scheduled in June 1998, must transmit such proposal to Harken so that it is received by Harken at its principal executive offices to the attention of the Secretary of Harken on or before December 24, 1997. All such proposals should be in compliance with applicable Securities and Exchange Commission regulations.




                                        By Order of the Board of Directors



                                        Larry E. Cummings,
                                        Secretary
Irving, Texas
April 25, 1997

                           HARKEN ENERGY CORPORATION
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
         FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 9, 1997


         The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Harken Energy Corporation ("Harken") to be held June 9, 1997, and (2) constitutes and appoints Mikel D. Faulkner, Bruce N. Huff and Larry E. Cummings, and each of them, attorneys and proxies of the undersigned, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act in accordance with the instructions set forth below with respect to, all of the shares of Common Stock of Harken standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meetings to which that meeting is adjourned. In their discretion, the proxies may vote upon such other matters as may properly come before the meeting.

         PROPOSAL: Election of two Class A directors of Harken, to hold office in accordance with Harken's Certificate of Incorporation and Bylaws until the 2000 Annual Meeting of Stockholders.

         Nominees:  Mikel D. Faulkner and Bruce N. Huff


         [ ] FOR each of the nominees listed above,         [ ] WITHHOLD AUTHORITY to vote
             except marked to the contrary below.               for each of the nominees listed above.

         (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY ONE NOMINEE, WRITE THE NAME OF SUCH NOMINEE IN THE SPACE PROVIDED BELOW.)

________________________________________________________________________________

         You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. This Proxy will be voted as specified. If no specification is made this Proxy will be voted FOR the proposal. Your shares cannot be voted unless you sign and return this card.





___________________________      ___________________________       __________
       (Signature)                      (Signature)                 (Date)

   NOTE: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON, JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.